                                                                   EXHIBIT 10.43

                                 MAPICS, Inc.

                   Summary of Proposed Terms and Conditions
        For Proposed Up To $60,000,000 Senior Secured Credit Facilities

                               December 10, 1999

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Borrower:                     MAPICS, Inc.
--------

Facilities:                   Up to $60,000,000 Senior Secured Credit
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                              Facilities, as follows:

                              (A)  $40,000,000 Term Loan ("Term Loan")

                              (B) Revolving Credit Loan (the "Revolver" or "Revolving Credit Loans") in the maximum original principal amount of up to $20,000,000 (the "Maximum Commitment") with a sublimit of up to $5,000,000 for Letters of Credit ("L/C's"), with availability under the Revolver to be limited to the lesser of (i) the Maximum Commitment and (ii) the Borrowing Base (as defined under the heading "Availability").

                              BankBoston, N.A. has committed to an aggregate amount of not more than $55,000,000 of the Facilities. The aggregate amount of the Facilities shall be permitted to be increased on the Closing Date to $60,000,000 if not less than $40,000,000 of the Facilities are funded on the Closing Date by one or more lending institutions (other than BKB) acceptable to the Agent and the Arranger. In addition, to the extent the Facilities closes at an amount of $55,000,000, the definitive loan documentation will contain a provision permitting the aggregate size of the Facilities to increase to $60,000,000 so long as at the time of such increase not less than $40,000,000 of the Facilities are funded by one or more lending institutions (other than BKB) acceptable to the Agent and the Arranger. The Agent and the Arranger will use its best efforts to arrange for the placement of that portion of the Facilities which exceed $55,000,000 to lending institutions acceptable to the Lenders, the Agent, the Arranger and the Borrower. All costs and expenses of the Agent and the Arranger incurred in connection with assisting the Borrower in arranging such additional $5,000,000 of the Facilities shall be for the Borrower's account, and any all fees (including underwriting fees, upfront fees and closing fees) required by any lender or lenders funding such $5,000,000 shall be for the account of the Borrower.

Use of Proceeds:              The Facilities shall be used to partially finance
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                              the acquisition (the "Acquisition") of Pivotpoint,
                              Inc. (the "Target"), refinance the Borrower's existing senior secured credit facility, and for working capital and general corporate purposes.

Agent:                        BankBoston, N.A. (the "Agent")
-----

Arranger:                     BancBoston Robertson Stephens Inc. ("BRS" or the
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                              "Arranger")

L/C Issuing
-----------
Bank:                         BankBoston, N.A.
----

Lenders:                      BankBoston, N.A. ("BKB") and a group of financial
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                              institutions reasonably acceptable to the Agent,
                              BRS and the Borrower.

Guarantors:                   The Facilities shall be jointly and severally
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                              guaranteed by all of the domestic direct and
                              indirect subsidiaries of the Borrower (including, without limitation, the Target) and Target, as well as the Borrower's parent, if any. Any future domestic direct or indirect subsidiaries of the Borrower will be added as a guarantor of the Facilities and will be subject to the provisions under the heading of "Security".

Closing Date:                 On or about January 7, 2000, or such other
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                              mutually agreeable date, but not later than
                              January 31, 2000.

Final Maturity
--------------
Date:                         (A)  Three years from the Closing Date
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                              (B)  Four years from the Closing Date

Availability:                 (A)  To be drawn in full on the Closing Date.
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                              (B)  Subject to Borrowing Base availability and
                                   conditions precedent, Revolving Credit Loans
                                   may be borrowed, repaid, and reborrowed from
                                   the Closing Date through the Final Maturity
                                   Date and L/Cs may be issued extended and/or
                                   renewed at any time prior to the Final
                                   Maturity Date, provided that, no L/C shall
                                                  -------------
                                   have an expiration date beyond 14 days prior
                                   to the Final Maturity Date. The Borrowing
                                   Base shall be equal to an amount not to
                                   exceed 80% of Eligible Accounts Receivables
                                   (definition to be determined by the Agent) for which invoices have been issued and are payable. Eligibility shall be determined by the Agent and based upon, among other things, a commercial finance exam performed by the Agent or other independent third party acceptable to the Agent. Subject to such commercial finance exam, the loan documentation will contain certain eligibility criteria and advance rates for Eligible Accounts Receivable similar to that in the existing credit agreement between the Borrower and BKB dated as of August 4, 1997, as amended.

Amortization:                 (A)  The Term Loan shall amortize in quarterly
------------
                                   payments (in such amounts for each such
                                   quarter to be determined by the Agent)
                                   aggregating in the following annual amounts:

                                                     Term Loan
                                                    -----------
                                        Year 1      $ 9,500,000
                                        Year 2       14,500,000
                                        Year 3       16,000,000
                                                    -----------

                                        Total       $40,000,000

                              (B) Due and payable in full at the Final Maturity Date.

Mandatory
---------
Prepayments:                  If at any time the sum of outstanding Revolving
-----------
                              Credit Loans plus the face amount of all issued
                              and outstanding L/C's exceed the lesser of the
                              Maximum Commitment and the Borrowing Base, the
                              amount of such excess will be immediately paid to
                              the Agent for the pro rata accounts of the
                                                --- ----
                              Lenders.

                              Mandatory prepayment of the Term Loan and Revolving Credit Loans (with a concurrent reduction in the Maximum Commitment) shall be required from the net cash proceeds of asset sales (other than in the ordinary course of business) in excess of 15% of total net assets in the aggregate over the life of the facilities (provided, the Borrower shall be required to reinvest the net cash proceeds of any assets sold within 180 days of such sale or will otherwise have to apply such proceeds not so reinvested to the Term Loan and the Revolving Credit Loans), and equity or new debt offerings. In addition, mandatory prepayments of the Term Loan shall be required from 50% of annual Excess Cash Flow (definition to be determined by the Agent).

                              Mandatory prepayments from net cash proceeds arising from the preceding paragraph shall be applied first to the Term Loan on a pro rata basis to each of the remaining scheduled principal payments and second to the Revolver (with a concurrent reduction in the Maximum Commitment).

Voluntary
---------
Prepayments:                  Permitted, subject to payment of breakage costs,
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                              if any, in the case of Eurodollar Rate loans. No
                              reduction or termination of any commitment may be reinstated.

Security:                     The obligations under the Facilities, as well as
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                              required interest rate protection agreements with
                              the Lenders, and the guarantee obligations shall be secured by a first perfected priority security interest in all assets of the Borrower, Target and the Guarantors, whether now owned or hereafter acquired, including without limitation a pledge of all intercompany notes of the Borrower, Target and their subsidiaries, and a pledge of 100% of the stock of the Borrower's and Target's direct and indirect domestic subsidiaries, and 65% of the stock of the Borrower's and Target's direct and indirect foreign subsidiaries.

Interest Rates:               The Alternate Base Rate (as defined below), or, at
--------------
                              the Borrower's option, the reserve adjusted
                              Eurodollar Rate or other applicable funding rates acceptable to the Agent plus the Applicable Margin shall be determined quarterly upon receipt of a compliance certificate in accordance with the following Pricing Grid:

                                                       Total Funded Debt
                                                       -----------------
                              Level                      to Adj. EBITDA                      ALT Base +     Euro +     Commit. Fee
                              -----                      --------------                      ----------     ------     -----------
                                I.             greater than or equal to 1.75x                  1.75%         3.00%        0.500%
                               II.        greater than or equal to 1.25x less than 1.75x       1.50%         2.75%        0.500%
                              III.             more than or greater than 1.25x                 1.25%         2.50%        0.375%

                              The Pricing Grid notwithstanding, pricing would not be lower than Level I until the reset date following the delivery of the compliance certificate for the fiscal quarter ending June 30, 2000, provided, solely for the fiscal quarter ending June 30, 2000, if at the time of the delivery of the Compliance Certificate for such quarter the Borrower demonstrates that they are entitled to a lower pricing level, the Lenders shall make such a decrease in the pricing retroactive to July 1, 1999. Total Funded Debt shall include on a consolidated basis for the Borrower, Guarantors and subsidiaries' funded indebtedness, and contingent obligations for funded indebtedness. Adjusted EBITDA shall be (i) measured on a consolidated basis for the Borrower and their subsidiaries on a rolling four-quarter basis, (ii) reduced by the amount of capitalized software costs and (iii) adjusted for one-time non-recurring noncash charges (which may be taken in one or more than one fiscal quarter) related to the Acquisition in an amount satisfactory to the Agent and the Arranger.

                              Alternate Base Rate shall mean the higher of the Agent's Base Rate as announced from time to time, or the Federal Funds rate plus 0.50%.

Default Rate:                 Upon the occurrence and continuation of any event
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                              of default (including any payment default), the
                              Applicable Margin will be increased by 2.00% per annum above the otherwise applicable rate.

Interest Payments:            For Alternate Base Rate loans the end of each
-----------------
                              fiscal quarter. For Eurodollar Rate loans at the end of each Interest Period, or quarterly, if earlier. Interest will be calculated on an actual/360 day basis.

Interest Periods:             For Eurodollar Rate loans, 1, 2, 3 or 6 months,
----------------
                              subject to availability, provided, however, the Borrower will only be permitted to select 1 month interest periods until the successful completion of the syndication.

Interest Rate
--------------
Protection:                   Within 90 days of the Closing Date, the Borrower
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                              will obtain interest rate protection for an
                              amount, rate level, and duration reasonably satisfactory to the Agent.

Agent's Fee:                  Per Fee Letter delivered by the Borrower to the
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                              Agent (the "Fee Letter")

Closing Fee:                  Per Fee Letter
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Commitment Fee:               Payable quarterly in arrears on the average daily
--------------
                              unused portion of the Maximum Commitment at a rate per annum determined in accordance with the Pricing Grid.

Letter of
Credit Fees:                  Per annum fees payable pro rata to the Lenders
-----------
                              equal to the Applicable Margin for Eurodollar Rate
                              Loans, as in effect from time to time, times the maximum amount to be drawn under each letter of credit. In addition, the Borrower will pay to the L/C Issuing Bank a fronting fee equal to 0.25% per annum times maximum amount to be drawn under each such letter of credit and the Letter of Credit L/C
                              Issuing Bank's customary charges for issuance, amendments and processing. All letter of credit fees will be payable quarterly in arrears.

Conditions
Precedent:                    Usual and customary in transactions of this type,
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                              including without limitation, the following:

                              . Satisfactory completion of due diligence, including without limitation, review of the Borrower's and Target's historical and projected financials, legal and tax structure, labor, industry issues, environmental, ERISA, significant contracts and other legal matters, management, customer, and supplier checkings, satisfactory third party asset appraisals, satisfactory commercial finance exam and environmental surveys, if applicable;

                              . Satisfactory documentation, including without limitation, security agreements and credit agreement containing covenants, representation and warranties, events of default, and provisions regarding such matters as increased costs, illegality, indemnifications, capital adequacy, tax withholding gross-up, and funding losses as are customary in financing of this kind;

                              . On the Closing Date, the Borrower shall have successfully completed the Acquisition on terms, structure and documentation of acquisition satisfactory to the Agent and Arranger, for a total purchase price not to exceed $48,000,000 plus the assumption of accounts payable and certain transaction expenses of the Target not to exceed an amount acceptable to the Agent and certain other liabilities acceptable to the Agent of the Target (in amounts acceptable to the Agent) and the assumption of senior secured funded indebtedness of the Target in an amount not to exceed $2,800,000 and on terms acceptable to the Agent (which senior secured funded indebtedness shall be immediately repaid on the Closing Date) and excluding fees (which fees must be satisfactory to the Agent), plus;

                              . Satisfactory capital and corporate structure, including without limitation, no funded indebtedness on the Closing Date, other than amounts drawn under the Facilities. Additionally, after giving effect to the borrowings on the Closing Date; (i) the ratio of Total Funded Debt to trailing four quarters adjusted EBITDA shall not exceed
                                   2.15 times, (ii) trailing four quarters pro forma adjusted EBITDA shall not be less than $19,300,000, (iii) borrowing under the Revolving Credit Loans shall not exceed

                                   $3,000,000 and (iv) there shall be a minimum amount (to be determined by the Agent) of unused borrowing availability under the Revolving Credit Loans.

                              . Satisfactory 3-year consolidating Projections dated as of December 9, 1999 prepared by management of the Borrowers in good faith based upon reasonable assumptions and no material misstatements in or material omissions from materials previously delivered to the Agent or Arranger. The Agent acknowledges that the Projections dated as of December 9, 1999 and delivered to the Agent on such date are satisfactory, provided, that
                                                                  --------
                                   nothing contained herein shall be construed or interpreted as an agreement on the part of the Lenders, the Agent and the Arranger as to any projected or planned actions on the part of the Borrower contained therein, including without limitation its proposed investments in sales affiliates.

                              . The Lenders' receipt of evidence satisfactory to them as to the perfection and priority of all security interests and stock pledges described herein.

                              . There being no material misrepresentations or omissions from any of the materials furnished to the Agent, Arranger, or Lenders for their review prior to December 10, 1999; and no material adverse change, in the reasonable judgement of the Agent or Arranger, shall have occurred in the condition (financial or otherwise), business, or (with respect to changes which have occurred or are reasonably likely, based upon pending or threatened governmental, judicial regulatory action, to occur) prospects of the Borrower, Target or their Subsidiaries taken as a whole since the most recent audited financial statements (for the fiscal year ended September 30, 1999) provided to the Agent (or in the case of the Target, the most recent unaudited financial statements for the fiscal period ended September 30, 1999), except for material developments and changes disclosed to the Agent in writing prior to December 10, 1999.

                              .    Solvency certificate from an authorized
                                   officer of the Borrower demonstrating
                                   satisfactory assurances of solvency.

                              . Absence of any litigation or other proceeding the result of which might impair or prevent the consummation of the transactions contemplated hereby.

                              . The Agent's receipt of satisfactory evidence of compliance with all applicable laws, applicable third party consents have been obtained, appropriate corporate approval as well as opinions of counsel satisfactory as to, the due consummation of the transactions, legality, validity and binding effect of all loan and related documents, and the absence of any violation of any law or regulation applicable to the parties to the transaction.

                              . The proposed financing is subject to the conditions no material changes in governmental regulations or policies affecting the Borrower, the Agent, Arranger or Lenders involved in this transaction occur prior to the Closing Date.

                              . No default or event of default shall exist (pro forma for the Acquisition) under the Facilities or under any other material indebtedness of the Borrower or its subsidiaries.

                              . The Borrower shall have paid to the Agent all fees and reasonable expenses payable in connection with the Facilities described herein and shall comply with all of its covenants contained in the Fee Letter.

Reporting
Requirements:                 Periodic financial reporting of the Borrower and
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                              its Subsidiaries, including, but not limited to,
                              the following: certified annual audited
                              consolidated and consolidating financials by an independent auditing firm of recognized national standing, annual budgets prepared by management, quarterly unaudited consolidated and consolidating financials, quarterly compliance certificates, monthly (or more frequently if reasonably requested by the Agent) borrowing base certificate and other information that may from time to time be reasonably requested by the Agent, Arranger and Lenders.

Financial
Covenants:                    Financial covenants measured on a consolidated
---------
                              basis, to be determined by the Agent upon review of Projections, will be typical of those found in senior credit agreements of this type and will include, but not be limited to:

                                   .    Maximum Funded Debt/Adjusted EBITDA
                                        initially set at 2.25x

                                   .    Minimum Adjusted EBITDA - Capital
                                        Expenditures - Cash Taxes/Interest
                                        Expense + Required Principal Payments

                                   .    Minimum Adjusted EBITDA

                                   .    Minimum Quick Ratio

                              Financial covenant levels shall include step-ups (in the case of minimum permitted levels) and step-downs (in the case of maximum permitted levels) in amounts and at intervals to be determined by the Agent.

Other Terms
and Conditions:               Customary for facilities of this type, including,
--------------
                              but not limited to, the following:

                                   .    Limitations on liens, indebtedness,
                                        contingent liabilities, operating
                                        leases, dividends and restricted
                                        payments, distributions and management
                                        fees (with certain exceptions agreed to
                                        by the Agent for intercompany management fees pertaining to foreign subsidiaries), affiliate transactions, investments, negative pledges, mergers, consolidations, acquisitions, asset sales and other dispositions of assets, sale leasebacks, etc. and other covenants to be determined by the Agent;

                                   . Covenants regarding compliance with laws (including ERISA, and environmental laws), maintenance of corporate existence, payment of taxes, and notification of material adverse change and other covenants to be determined by the Agent;

                                   .    Covenant requiring maintenance of
                                        insurance in amounts and with terms
                                        satisfactory to the Agent and the
                                        Borrower

                                   .    Customary events of default including
                                        without limitation payment and covenant
                                        defaults, untruth of representations and warranties, a cross-default to other indebtedness, bankruptcy and insolvency, judgments and a change in control default and other events of default to be reasonably determined by the Agent.

                                   .    Customary representations and
                                        warranties, including without
                                        limitation, corporate existence,
                                        governmental and corporate
                                        authorizations and consents, financial
                                        information, no material adverse change, payment of taxes, compliance with laws, no material litigation, etc.

                                   .    Without limiting the foregoing, such
                                        additional terms and conditions as may
                                        be necessary to complete a successful
                                        syndication of the Facilities in the
                                        reasonable judgement of the Agent and
                                        the Arranger.

Assignments and
Participations:               Usual and customary for transactions of this type
--------------
                              and size. Each Lender may assign all or a portion of its loans and commitments under the Facilities, or sell participations therein, to another person or persons, provided that each such assignment shall be in a minimum amount of $1,000,000 (or if less, such Lender's entire commitment) and shall be subject to certain conditions, including but not limited to, the approval of the Borrower (so long as no Event of Default has occurred) and the Agent, such approvals not to be unreasonably withheld. Each assignment shall be subject to payment to the Agent by the assigning Lender of an assignment fee of $3,500.

Syndication:                  BankBoston will act as the exclusive agent for the
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                              Facilities and BRS will act as the exclusive
                              arranger, adviser and syndication manager for the Facilities and, in such capacities, each of BankBoston and BRS will perform the duties and exercise the authority customarily associated with such roles. No additional agents, co-agents, arrangers or syndication managers will be appointed, unless the Borrower and each of BankBoston and BRS so agree.

                              BRS will manage all aspects of the syndication, including the selection of Lenders, the determination of when BRS will approach potential Lenders and the final allocations among the Lenders. The Borrower agrees to assist BRS actively in achieving a timely syndication that is reasonably satisfactory to BRS, such assistance to include, among other things, (a) direct contact during the syndication between the Borrower's, and Target's senior officers, representatives and advisors, on the one hand, and prospective Lenders, on the other hand at such times and places as BRS may reasonably request, (b) providing to BRS all financial and other information with respect to the Borrower, Target and Guarantor and the transactions contemplated that BRS may reasonably request, including but not limited to financial projections relating to the foregoing, and (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.

                              The Borrower agree that, subsequent to the issuance of the commitment by BKB and until the completion of the successful syndication of the Facilities, the Borrower will not permit any offering, placement or arrangement of any competing issues of debt securities or commercial bank facilities of the Borrower, Target and any of their subsidiaries, without the prior consent of BankBoston and BRS.

Voting Rights:                Waivers and amendments must be approved by the
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                              Required Lenders provided, however, that increases
                              of commitments, reductions in interest rates or fees, extensions of maturity, release of any substantial part of the collateral, or change to the definition of Required Lenders will require consent from the Lenders affected thereby.
                              Required Lenders means any two or more Lenders holding at least 51% of the outstanding loans and unused commitments.

Expenses &
----------
Indemnification:              Borrower will pay all reasonable fees and expenses
---------------
                              incurred by the Agent and Arranger in connection with the preparation and execution of the Facilities, whether or not the transaction closes.
                              These will include, without limitation, legal, syndication, collateral examination, appraisal, environmental survey and other direct out-of-pocket expenses.

                              The Borrower will indemnify and hold harmless the Agent, Arranger and the Lenders (and their respective directors, officers, employees and agents) against any damages, loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law:                Commonwealth of Massachusetts.
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Agent and
Arranger's Counsel:           Bingham Dana
------------------